                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(b)
                               (AMENDMENT NO. __)*

                      CERAMICS PROCESS SYSTEMS CORPORATION
                      ------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
                          -----------------------------
                         (Title of Class of Securities)

                                    156905101
                                    ---------
                                 (CUSIP Number)

                                January 19, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

       |_|      Rule 13d-1(b)
       |X|      Rule 13d-(c)
       |_|      Rule 13d-1(d)









--------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G

---------------------                                     ----------------------
CUSIP NO. 156905101                                       PAGE 2 OF 6 PAGES
---------------------                                     ----------------------


--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        AMPERSAND SPECIALTY MATERIALS VENTURES LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                   NOT APPLICABLE                        (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
--------------------------------------------------------------------------------
                          5         SOLE VOTING POWER
       NUMBER OF
        SHARES                      0
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH
                          ------------------------------------------------------
                          6         SHARED VOTING POWER
                                    1,837,810

                          ------------------------------------------------------
                          7         SOLE DISPOSITIVE POWER
                                    0

                          ------------------------------------------------------
                          8         SHARED DISPOSITIVE POWER
                                    1,837,810

--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,837,810

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        17.38%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------



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                                  SCHEDULE 13G

---------------------                                     ----------------------
CUSIP NO. 156905101                                       PAGE 3 OF 6 PAGES
---------------------                                     ----------------------


ITEM 1(a).    NAME OF ISSUER:
              Ceramics Process Systems Corporation


ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              111 South Worcester Street, P. O. Box 338
              Chartley, MA 02712

ITEM 2(a).    NAME OF PERSON FILING:
              Ampersand Specialty Materials Ventures Limited Partnership

ITEM 2(b).    ADDRESS OF PRINCIPAL OFFICES OR, IF NONE, RESIDENCE:
              55 William Street, suite 240
              Wellesley, MA 02181

ITEM 2(c).    CITIZENSHIP:
              Ampersand Specialty Materials Ventures Limited Partnership is established under the laws of the State of Delaware.

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:
              Common Stock, $0.01 par value

ITEM 2(e).    CUSIP NUMBER:
              156905101

ITEM 3. IF THE STATEMENT IS BEING FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
              Not Applicable

ITEM 4.       OWNERSHIP.

     (a)  Amount beneficially owned:

     Ampersand Specialty Materials Ventures Limited Partnership ("ASMV") owns 1,837,810 shares.


     (b)  Percent of class:

     17.38%
     Percentage calculation assumes 10,574,236 shares outstanding as of the date hereof; this figure includes 8,736,426 shares outstanding on March 28, 1998 as reported by the Issuer in its Quarterly Report Form 10-Q for the quarterly period ended March 28, 1998 and 1,837,810 shares issued to the Reporting Person upon conversion of 10% Convertible Subordinated Notes on June 15, 1998.

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or direct the vote:0


         (ii)  Shared power to vote or direct the vote:   1,837,810


         (iii) Sole power to dispose or to direct the disposition of:  0


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                                  SCHEDULE 13G

---------------------                                     ----------------------
CUSIP NO. 156905101                                       PAGE 4 OF 6 PAGES
---------------------                                     ----------------------


         (iv)  Shared power to dispose or to direct the disposition of:
               1,837,810

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]. Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
     Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
     Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
     Not Applicable

ITEM 10.  CERTIFICATION.
     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                  SCHEDULE 13G

---------------------                                     ----------------------
CUSIP NO. 156905101                                       PAGE 5 OF 6 PAGES
---------------------                                     ----------------------





                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     AMPERSAND SPECIALTY MATERIALS
                                     VENTURES LIMITED PARTNERSHIP
                                     By: ASMV Management Company Limited
                                         Partnership, its general partner
                                     By: ASMV MCLP LLP, its general partner



Dated:  June 29, 1998                By:/s/ Richard A. Charpie
                                        ----------------------------------------
                                         Richard A. Charpie
                                         Managing General Partner




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                                  SCHEDULE 13G

---------------------                                     ----------------------
CUSIP NO. 156905101                                       PAGE 6 OF 6 PAGES
---------------------                                     ----------------------


                                    EXHIBIT A

                 INDIRECT BENEFICIAL GENERAL PARTNERS OWNERSHIP
                        GENERAL PARTNERS OF ASMV MCLP LLP


                  Richard A. Charpie, Managing General Partner
                  Peter D. Parker, General Partner
                  Robert A. Charpie, General Partner
                  Charles D. Yie, General Partner